FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2003

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-24081	84-1010843
(Commission File Number)	(I.R.S. Employer Identification No.)

9777 Mt. Pyramid Court, Englewood, Colorado 80112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 802-1000

Not applicable
(Former name or former address, if changed since last report.)

Item 9.    Regulation FD Disclosure.

On April 30, 2003, Evolving Systems, Inc. (the “Company”) published a press release containing certain financial information about the Company as follows:

EVOLVING SYSTEMS REPORTS 2003 FIRST QUARTER RESULTS

$3.1 Million Net Income Marks Company’s Third Consecutive Profitable Quarter;
Revenue Increases To $8.6 Million For Sixth Straight Quarterly Advance;
Cash Balance Increases To $16.9 Million

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a provider of innovative software solutions for operations, enhanced services and systems integration to many of the largest communications companies in the U.S., today reported results for its first quarter ended March 31, 2003.

First Quarter Results

Evolving Systems reported its third consecutive profitable quarter with net income of $3.1 million, or $0.23 per basic share and $0.21 per diluted share, in the quarter ended March 31, 2003, compared with a net loss of $6.9 million, or $0.52 per basic and diluted share, in the same quarter a year ago.  The Company’s strong bottom line performance was attributable to sharply higher revenue, including $1.6 million from a large LNP product license sale, combined with a significantly lower expense base.  It was also the third consecutive quarter in which Evolving Systems increased its cash position.  The Company’s cash balance at March 31, 2003 increased to $16.9 million from $8.6 million at year-end, primarily as a result of the collection in the first quarter of 2003 annual maintenance.

Revenue in the first quarter increased 95% to $8.6 million from $4.4 million in the first quarter last year.  That growth included a 159% increase in license fees and services revenue to $5.0 million and a 45% increase in customer support revenue to $3.6 million.  On a sequential basis, first quarter revenue increased 17% over fourth-quarter revenue of $7.3 million.  It was the Company’s sixth consecutive quarter of increased revenue.

Total costs of revenue and operating expenses were reduced by 51% to $5.5 million in the first quarter compared with $11.3 million in the same quarter in 2002.  Sequentially, total costs of revenue and operating expenses declined by approximately $100,000 from the fourth quarter, reflecting the Company’s ongoing commitment to aggressively managing its costs.

The Company’s backlog at March 31, 2003 was approximately $14.1 million — a figure that includes $3.9 million in license fees and services and $10.2 million in customer support.  The Company booked more than $3.0 million in new business in the first quarter.  These bookings include new software licenses, enhanced features sales and service agreements primarily involving the Company’s NumeriTrack™ solution, which facilitates compliance with FCC-mandated number conservation and pooling requirements.  The bookings also include annual maintenance renewals for 2003.

CEO Comments

“Given the ongoing challenges in the telecommunications industry, our first quarter was one of the strongest in the Company’s history,” said George Hallenbeck, chairman and CEO.  “We have done a good job managing our costs. We are focused on selling new product and services opportunities by leading with our ServiceXpress™ offerings.  We believe we are building a foundation that can support sustained profitability and growth well into the future.

“While we continue to leverage our deep domain knowledge to offer superior products and services to our customers, which include many of the largest telecommunications companies in the United States, we are rebuilding Evolving Systems into a different and much improved company,” Hallenbeck added.  “We are a more efficient organization with a high-performance staff and an offshore development capability.  This team provides customers with solutions that meet their needs exactly while affording the critical cost and time benefits that result from our low-cost offshore development and round-the-clock work day.  This is made possible by our ServiceXpress methodology.  While working to expand our business with existing customers, we are also executing a sales strategy directed at a focused prospect list to expand our overall customer base in the United States.  In our first quarter conference call I will describe the rebuilding phase of our new strategy in more detail.”

Outlook

Based on its $14.1 million backlog and strong first quarter profitability, Evolving Systems reaffirms expectations for profitability and cash flow positive operations in 2003.  The Company continues to expect an ongoing operating expense base of $22.0 to $23.0 million for the year with total revenue ranging from $25.5 to $26.5 million.  The Company reiterated that the first quarter is likely to be the highest revenue quarter of the year due to significant one-time revenue from a large contract in the period.  The Company expects to be profitable in the second quarter on revenue in the range of $5.5 to $6.5 million.  The low end of that range is based on booked business currently scheduled for delivery during the quarter.  The high end of the range contemplates additional business that has a reasonable chance of closure and delivery during the period.  The Company’s cash position is expected to decline over the next three quarters, although the Company projects its cash at year-end will be at a higher level than at 2002 year-end.  Evolving Systems believes its 2003 business plan is fully funded, with no additional capital required.

Conference Call

Evolving Systems will conduct its first quarter conference call today at 2:15 p.m. Mountain Time.

• Call 1-800-240-5318 for domestic toll free

• Call 303-205-0066 for Denver and international

• Conference I.D. number is 536259

• Phone replay through May 14, 2003, call 800-405-2236 or 303-590-3000, passcode 536259#.

• Webcast, go to www.evolving.com.  Replay available through May 15, 2003.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ: EVOL) provides innovative software solutions for operations, enhanced services and systems integration to many of the largest communications companies in the U.S.  The Company provides local number portability solutions and offers software products that enable carriers to comply with the FCC’s number conservation mandates intended to extend the life of the North American Numbering Plan.  The Company’s ServiceXpress™ methodology and offering is used to accelerate development and integration efforts.  Evolving Systems’ unique competence as an integration and solutions provider for both operations support system (OSS) and enhanced services software positions the Company to accelerate the automation and availability of tomorrow’s services for today’s tier one carriers and application service providers.  For additional information visit www.evolving.com.

CAUTIONARY STATEMENT: This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, the Company’s statements about growth and future profitability, revenue and expense projections for 2003, and expansion of its customer base are forward looking statements.  Readers should not place undue reliance on these forward-looking statements.  Actual results could differ materially because of the timing of delivery under the Company’s contracts; FCC decisions concerning number portability; internal budgeting changes of customers; unexpected costs and delays in, or failure to meet, project milestones; and the impact of competition.

For a more extensive discussion of the Company’s business, please refer to the Company’s Form 10-K filed with the SEC on March 28, 2003 as well as subsequently filed 10-Q and 8-K reports.

All information in this release is as of April 30, 2003.  Evolving Systems will not necessarily update forward-looking statements to reflect subsequent developments.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Johanna Erickson
Pfeiffer High Public Relations, Inc.	Ogilvy Public Relations Worldwide
303-393-7044	303-634-2609
jay@pfeifferhigh.com	johanna.erickson@ogilvypr.com

Statements of Operations

(In thousands except per share data)

	Three months ended March 31,
	2003	2002
	(Unaudited)
Revenue:
License fees and services*	$5,004	$1,929
Customer support*	3,587	2,469
Total revenue	8,591	4,398

Costs of revenue and operating expenses:
Cost of license fees and services, excluding depreciation and amortization*	1,893	2,130
Cost of customer support, excluding depreciation and amortization*	1,307	3,636
Sales and marketing	705	1,883
General and administrative	916	1,952
Product development	276	554
Depreciation and amortization	330	522
Restructuring and other expenses	118	641
Total costs of revenue and operating expenses	5,545	11,318
Income (loss) from operations	3,046	(6,920)
Other income, net	47	13
Net income (loss)	$3,093	$(6,907)
Basic earnings (loss) per common share	$0.23	$(0.52)
Diluted earnings (loss) per common share	$0.21	$(0.52)
Weighted average basic shares outstanding	13,437	13,292
Weighted average diluted shares outstanding	14,456	13,292

* Certain prior period balances have been reclassified to conform to the current year’s presentation.

Balance Sheets

(In thousands except share data)

	March 31, 2003	December 31, 2002

ASSETS

Current assets:
Cash and cash equivalents	$16,910	$8,601
Contract receivables, net of allowance of $298 and $290 at March 31, 2003 and December 31, 2002, respectively	4,062	12,727
Unbilled work-in-progress	537	129
Prepaid and other current assets	829	804
Total current assets	22,338	22,261
Property and equipment, net	1,720	2,004
Restricted cash	500	500
Total assets	$24,558	$24,765

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$35	$34
Accounts payable and accrued liabilities	3,923	4,176
Unearned revenue	11,310	14,523
Total current liabilities	15,268	18,733
Long-term obligations	233	141
Total liabilities	15,501	18,874
Stockholders’ equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; 13,846,489 and 13,305,052 shares issued and outstanding as of March 31, 2003 and December 31, 2002, respectively	14	13
Additional paid-in capital	53,706	53,634
Accumulated deficit	(44,663)	(47,756)
Total stockholders’ equity	9,057	5,891
Total liabilities and stockholders’ equity	$24,558	$24,765

Limitation of Incorporation by Reference

In accordance with the general instruction B.2 of Form 8-K, the information in this report is furnished pursuant to Item 9 and shall not be deemed to be “filed” for the purpose of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Evolving Systems, Inc.

Dated: April 30, 2003	By:	/s/ George A. Hallenbeck
George A. Hallenbeck Chief Executive Officer